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                                                                     Exhibit 5.1

                      [Letterhead of Halliburton Company]

                                                                   July 17, 2001

Halliburton Company
3600 Lincoln Plaza
500 N. Akard St.
Dallas, TX 75201-3391

Dear Ladies and Gentlemen:

   I have acted as counsel for Halliburton Company in connection with Halliburton's registration statement on Form S-4 (the "Registration Statement") relating to the offering, sale and delivery of shares (the "Shares") of Halliburton's common stock, par value $2.50 per share, pursuant to the proposed merger of Halliburton MS, Inc., a Delaware corporation and a wholly owned subsidiary of Dresser Industries, Inc., a Delaware corporation with and into Magic Earth, Inc., a Delaware corporation.

   In furnishing this opinion, I, or attorneys under my supervision for this purpose, have examined Halliburton's Restated Certificate of Incorporation and the By-laws, each as amended to the date hereof, the records of certain corporate proceedings that occurred prior to the date hereof, including resolutions adopted by Halliburton's Board of Directors, the Registration Statement and such other documents as I have deemed necessary and appropriate to provide a basis for the opinions set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

   On the basis of the foregoing, I am of the opinion that:

     1. Halliburton has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware.

     2. The issuance of the Shares has been duly authorized by all necessary corporate action on the part of Halliburton.

     3. The Shares have been validly authorized for issuance and, upon issuance as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

   This opinion is limited to the laws of the United States and the State of Texas and the General Corporation Law of the State of Delaware, all as in effect as of the date hereof.

   I hereby consent to the filing of this letter as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ John M. Allen
                                          _________________________
                                          John M. Allen
                                          Assistant General Counsel
                                          and Assistant Secretary